SCHEDULE  14A
                             (Rule 14a-101)

                INFORMATION REQUIRED IN PROXY STATEMENT

Proxy  Statement  Pursuant  To Section 14(a) of the Securities
              Exchange Act of 1934 (Amendment No.   )

Filed  by  the  Registrant  [X]

Filed  by  a  Party  other  than  the  Registrant  [_]

Check  the  appropriate  box:
[_]  Preliminary  Proxy  Statement            [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE  14a-6(e)(2))

[X]  Definitive  Proxy  Statement

[_]  Definitive  Additional  Materials

[_]  Soliciting  Material  Pursuant  to  (S)240.14a-11(c)  or  (S)240.14a-12


                             COMPAQ  COMPUTER  CORPORATION
             -----------------------------------------------------
            (Name  of  Registrant  as  Specified  In  Its  Charter)
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

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Pursuant to  Exchange Act Rule 0-11 (Set forth the  amount on which the filing fee is calculated and state  how  it was determined):

    (4)  Proposed maximum aggregate value of transaction:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was Paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                    NOTICE
                                      OF
                              1998 ANNUAL MEETING
                                      OF
                                 SHAREHOLDERS
                                      AND
                                PROXY STATEMENT







Beneficial owners of stock held by banks, brokers or investment plans (in "street name") will need proof of ownership to be admitted to the meeting.
A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.








                           [Logo of Compaq Computer Corporation appears here]

                        Compaq Computer Corporation     20555 SH 249
                        P. O. Box 692000                Houston, TX  77070-2698
                        Houston, TX  77269-2000         Tel 281-370-0670




[Logo of Compaq Computer Corporation appears here]


ECKHARD PFEIFFER
President and
Chief Executive Officer





March 6, 1998


Dear Shareholder:

Compaq Computer Corporation will hold its 1998 annual meeting of shareholders at its Houston headquarters on Thursday, April 23, 1998. At the meeting, shareholders will (i) elect ten Compaq directors for one-year terms and (ii) vote to approve the 1998 Stock Option Plan. Detailed information about the meeting is included in the attached proxy statement.

On behalf of the Board of Directors and employees of Compaq, I cordially invite all shareholders to attend the annual meeting in person. Whether or not you plan to attend the meeting, please take the time to vote. As explained in the proxy statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another stockholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Compaq Shareholder Services at 800-458-2449 or 281-514-1158.

Sincerely,



Eckhard Pfeiffer

                               TABLE OF CONTENTS



Notice                                                          1

Voting Procedures                                               2

Proposal 1:  Election of Directors                              2

Corporate Governance Committee Report                           5

Proposal 2:  Approval of the 1998 Stock Option Plan             7

Board Organization and Meetings                                 8

Directors' Compensation                                         9

Executive Officers                                             10

Stock Ownership                                                11

Executive Compensation                                         12

Human Resources Committee Report                               14

Stock Performance Graph                                        17

Section 16(a) Beneficial Ownership Reporting Compliance        18

General Information                                            18

Exhibit A                                                      A-1



A copy of the Annual Report to Shareholders of Compaq Computer Corporation, Which includes financial statements, is being mailed with this Proxy Statement. You may receive an additional copy of the Annual Report to Shareholders at no charge upon request directed to
                          Compaq Investor Relations,
      P.O. Box 692000, Houston, Texas 77269-2000, telephone 800-433-2391.
           Financial reports may also be accessed on our Web site at
                                www.compaq.com.
                                --------------

[Logo of Compaq Computer Corporation appears here]




                         Annual Shareholders' Meeting

                                April 23, 1998

                            YOUR VOTE IS IMPORTANT


                                    Notice



Compaq Computer Corporation will hold its 1998 Annual Meeting of Shareholders at its Houston headquarters.

Thursday, April 23, 1998
10:00 A.M.
Conference Center, Building CCA5
Compaq Computer Corporation
20555 SH 249
Houston, Texas  77070

At the meeting, shareholders will (i) elect ten Compaq directors for one-year terms and (ii) vote to approve the 1998 Stock Option Plan. You can vote four different ways this year. You can vote by attending the meeting, by telephone, by the Internet, or by proxy card. For specific voting information, please see "Voting Procedures" on page 2.

Shareholders of record at the close of business on February 27, 1998, are entitled to vote. On that day, approximately 1.5 billion shares of Compaq common stock were outstanding. Each share entitles the holder to one vote.

The Board asks you to vote in favor of the director nominees and the 1998 Stock Option Plan. This Proxy Statement provides you with detailed information about the election of directors and the option plan. We are also using this Proxy Statement to tell you about the status of corporate governance at Compaq and to discuss our compensation practices and philosophy.

We encourage you to read this Proxy Statement carefully. In addition, you may obtain information about Compaq from the Annual Report to Shareholders included with this mailing and from documents that we have filed with the Securities and Exchange Commission.


  This Notice and Proxy Statement is dated March 6, 1998 and was first mailed to shareholders on March 9, 1998.

                            Voting Procedures


Your vote is important. Because many shareholders cannot personally attend the meeting, it is necessary that a large number be represented by proxy. As described in more detail below, if you are a shareholder of record, you may vote four ways: (1) by attending the meeting, (2) by using the toll-free number listed on the proxy card, (3) by voting on the Internet at the address listed on the proxy card, or (4) by marking, signing, dating and mailing your proxy in the postage-paid envelope provided. You may revoke your proxy at any time before it is actually voted at the Annual Meeting by (1) delivering a written notice of revocation to the Secretary of Compaq, (2) submitting a later-dated proxy, or (3) attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a proxy designating such person to act on your behalf.

If you are a shareholder of record, you can save Compaq expense when voting your shares either by calling the toll-free telephone number on the proxy card or by voting on the Internet at the address on the proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders by use of a control number. You can also give instructions for Compaq to discontinue future duplicate Annual Report mailings for your account. The telephone and Internet voting procedures described on the proxy card allow you to vote your shares and to confirm that your instructions have been properly recorded.

If your shares are held in the name of a bank or broker, you will be able to vote by telephone or through the Internet by following the instructions on the proxy form you receive from your bank or broker.

You have three choices when you vote for directors. You may (1) vote for all the director nominees as a group, (2) withhold your vote for all of the director nominees as a group, or (3) vote for all director nominees as a group except those nominees you identify. If you sign, date and mail your proxy card without indicating how you want to vote, your vote will be counted as a vote in favor of the nominees and in favor of the 1998 Stock Option Plan. If you do not call, vote on the Internet, return your card, or vote in person at the meeting, you will not be counted as present for determining the existence of a quorum. However, if your shares are held in street name, your broker may vote your shares in the election of directors if you do not vote prior to the meeting.

We encourage you to vote and to vote promptly. Voting promptly may save Compaq the expense of a second mailing.

                                  Proposal 1
                             ELECTION OF DIRECTORS

                           The Election Of Directors


Compaq currently has eleven directors on its Board. Ten of the current directors have been nominated for election this year and have agreed to serve if elected. One of the current directors, George E.R. Kinnear II, is retiring. Nine of the nominated directors were elected by the share-holders last year and one of the directors was elected by the shareholders of Tandem Computers Incorporated and was appointed a director of Compaq when Compaq acquired Tandem. The ten persons who receive a plurality of the votes cast will be elected and will serve as directors until the 1999 Annual Meeting unless they die, resign or are removed before that meeting.

In January 1998, Compaq entered into an agreement to acquire Digital Equipment Corporation. This acquisition is subject to certain regulatory approvals and approval by Digital's shareholders. We anticipate that it will close during the second quarter but after the Annual Meeting. Compaq's Board of Directors has agreed upon the closing of the acquisition to appoint one additional director designated by Digital's Board, subject to the approval of Compaq's Board.

If a nominee becomes unavailable for election before the 1998 Annual Meeting, the Board of Directors can name a substitute nominee and proxies will be voted for such substitute nominees unless an instruction to the contrary is written on the proxy card.

Compaq's Board of Directors has adopted corporate governance standards that govern its selection of director candidates as well as the operation of the Board. The report of the Corporate Governance Committee that follows information about this year's nominees to the Board describes these standards and reports on the status of corporate governance at Compaq.

                          Information About Nominees


Information about the ten persons nominated as directors is provided below. The shares represented by proxy cards returned to us will be voted FOR these Persons unless you specify otherwise.

BENJAMIN M. ROSEN
Director since 1982

Benjamin M. Rosen, age 64, was appointed Chairman of the Board of Directors of Compaq in 1983. Mr. Rosen is a director of Capstone Turbine Corp., a privately-held technology company. He is also Vice Chairman of the Board of Trustees of the California Institute of Technology.

ECKHARD PFEIFFER
Director since 1991

Eckhard Pfeiffer, age 56, was elected President and Chief Executive Officer and appointed a director of Compaq in 1991. He joined Compaq in 1983 as Vice President, Europe and was elected Senior Vice President, International Operations in 1986, President, Europe and International Division in 1989, and Executive Vice President and Chief Operating Officer in 1991. He is a director of Bell Atlantic Corporation, General Motors Corporation and
Hughes Electronics Corporation. He also serves on the Deutsche Bank Advisory Board.

LAWRENCE T. BABBIO, JR.
Director since 1995

Lawrence T. Babbio, Jr., age 53, has served as President and Chief Executive Officer - Network Group and Chairman - Global Wireless Group of Bell Atlantic Corporation since August 1997. In 1995, he was elected Vice Chairman of Bell Atlantic. Mr. Babbio is also a director of Grupo Iusacell, S.A. de C.V.

ROBERT TED ENLOE, III
Director since 1986

Robert Ted Enloe, III, age 59, has served as managing partner of Balquita Partners, Ltd., a real estate and securities investment partnership, since 1996. From 1975 to 1986 he served as President, and from 1992 to 1996 as Chief Executive Officer, of Libert Investors. He was President of L&N Housing Corp. from 1981 to 1992 and a director of that entity from 1981 to 1996. From 1975 to 1991 he served as President of Lomas Financial Corporation, and as a director of that company from 1970 to 1991. Mr. Enloe serves as a director of Leggett & Platt, Inc., Sixx Holdings, Inc. and Libert Investors, Inc.

GEORGE H. HEILMEIER
Director since 1994

George H. Heilmeier, age 61, is Chairman Emeritus of Bell Communications Research, Inc. ("Bellcore"). He served as Chairman and Chief Executive Officer of Bellcore from 1991 to 1997. He was Senior Vice President and Chief Technical Officer of Texas Instruments, Inc. from 1983 to 1991. He is a member of the Defense Science Board, the President's National Security Telecommunications Advisory Committee and the National Academy of Engineering. Dr. Heilmeier is also a director of TRW, Inc., MITRE Corporation, Automatic Data Processing Inc. and Perot Systems.

PETER N. LARSON
Director since 1993

Peter N. Larson, age 58, has served as Chairman and Chief Executive of Brunswick Corporation since April 1995. Before joining Brunswick, he was an executive officer of Johnson & Johnson where he served as Worldwide Chairman of the Consumer and Personal Care Group, and was a member of the Executive Committee and the Board of Directors. In addition to being a director of Brunswick, Mr. Larson is also a director of CIGNA Corp. and Coty, Inc.

KENNETH L. LAY
Director since 1987

Kenneth L. Lay, age 55, has served as Chairman of the Board and Chief Executive Officer of Enron Corp., a diversified energy company, since 1986. In addition to Enron Corp., he is a director of Eli Lilly & Company, Trust Company of the West, Enron Oil and Gas Company and EOTT Energy Corp., the general partner of EOTT Energy Partners, L.P.

THOMAS J. PERKINS
Director since 1997

Thomas J. Perkins, age 66, served as Chairman of the Board of Directors of Tandem Computers Incorporated from 1974 until 1997. He has been a General Partner of Kleiner Perkins Caufield & Byers, a private investment partnership, since 1972, and has served as either a general or limited partner of numerous funds formed by Kleiner Perkins Caufield & Byers. He is also a director of News Corporation and TriStrata Security.

KENNETH ROMAN
Director since 1991

Kenneth Roman, age 67, served as Chairman and Chief Executive Officer of The Ogilvy Group from 1988 to 1989 (and from 1985 to 1989 as Chairman of Ogilvy & Mather Worldwide). He was Executive Vice President of American Express from 1989 to 1991. Mr. Roman is a director of Brunswick Corporation, PennCorp Financial Group, Inc. and Coty, Inc

LUCILLE S. SALHANY
Director since 1996

Lucille S. Salhany, age 51, serves as President and Chief Executive Officer of J.H. Media Limited. She served as President and Chief Executive Officer of United Paramount Network from September 1994 until September 1997. From January 1993 to July 1994 she served as Chairman of FOX Broadcasting Company and also was a member of the Board of Directors of Fox Inc. She joined FOX Broadcasting Company as Chairperson of Twentieth Century Television in 1991. Ms. Salhany serves on the executive committee of the UCLA School of Theater, Film and Television, is a member of the Board of Directors of the Academy of Television Arts and Sciences and Hollywood Supports, an entertainment industry organization. She also serves on the Board of Emerson College, America Media and the Boston Restaurant Association.

                     Corporate Governance Committee Report


Compaq Computer Corporation has a long-standing commitment to building long-term shareholder value with an emphasis on corporate governance. We were pleased last year when the Board was recognized for excellence by the Wharton School of the University of Pennsyl-vania, BusinessWeek and CEO Report.

From its beginning, the Board of Directors has consisted of independent outside directors except for the Chief Executive Officer, who also has been a member of the Board. All Board committees are composed exclusively of independent directors. The roles of Chairman and Chief Executive Officer have been and continue to be separate. Directors have been compensated largely in equity securities to align their interests with those of Compaq's shareholders.

The Board annually reviews and updates its corporate governance standards, which govern the selection of Board candidates, director compensation, annual evaluation of the Board, a review of Chief Executive Officer succession planning, and Board retirement policies. This year, the Board added confidential voting to its standards, formally defined the term independent director, and continued its practice of annually evaluating the Chief Executive Officer's performance. The standards, as amended, follow:

1. The Board of Directors shall be limited to ten or fewer members except during certain periods, such as director transitions and the integration of acquisitions. The Chief Executive Officer shall be the only member who is an executive officer except during a transition of the Chief Executive Officer. The Board will seek a balance between independent directors coming from business leadership positions and those who bring special expertise.

2. All Committee members will be independent directors. Committee chairs will rotate periodically with the rotation schedule based on the special expertise and operational knowledge required for each position.

3. The Board will meet periodically in executive session without the Chief Executive Officer.

4. Board compensation will be paid in equity grants and an annual retainer. No meeting fees will be paid for regularly scheduled Board meetings or Committee meetings on those days. Retainers may alternatively be paid in stock options at the election of the individual director. Non-employee directors will maintain ownership of 10,000 shares of common stock within three years after first election to the Board.

5. Independent directors will not be paid for consulting nor will Compaq retain their firms for consulting or services without the approval of the full Board.

6. Board members will continue to be nominated for re-election on an annual basis. In addition:

- Board members will evaluate the effectiveness of the full Board annually.

- Individual directors will be evaluated in depth by the Corporate Governance Committee and Chief Executive Officer every three years.

-     Board members will retire at age 70.

- Each director will be available for a significant time commitment, and a director's acceptance of additional positions as a corporate director will be subject to the Board's review. In general, each director will hold no more than five directorships of unaffiliated for-profit corporations.

- Directors will offer their resignation upon a change of position, including retirement from the position on which their original nomination was based.

7. The Corporate Governance Committee will maintain a director orientation program for both new and continuing directors.

8. To encourage open and honest communication by the Company's shareholders, confidential voting will be used for all matters to be voted upon by shareholders except (i) as necessary to meet legal requirements, (ii) when a shareholder requests disclosure of the shareholder's vote to management, (iii) in a dispute regarding authenticity of proxies and ballots and (iv) in the event of a proxy contest, if the other party soliciting proxies does not agree to comply with the confidential voting policy.

In 1997, the Board and its Committees reviewed their internal operations and made a number of changes, including modifying the agenda to make better use of the directors' time and talents, increasing the frequency and length of strategic business presentations, revising the format of materials delivered prior to Board meetings to increase the time available for discussion at Board meetings, engaging in periodic executive sessions without the Chief Executive Officer at the end of Board meetings and scheduling discussions among directors and the Chief Executive Officer before each Board meeting. The Board continued its practice of holding Audit Committee meetings on the day prior to Board meetings in the first month of each quarter to give the Committee more time to focus on ensuring that the appropriate control environment remains in place at Compaq. The Audit Committee reports to the full Board on the matters that have been reviewed.

In the 1997 annual evaluation of Board effectiveness, each director completed a Board evaluation questionnaire, focusing on Board information and expertise, Board presentation formats, quality of materials furnished to the Board, Board meetings and organization, and Board duties and organization. The responses were reviewed by the Chair of the Corporate Governance Committee and the Chairman of the Board, who reported the results to the Board at its January 1998 meeting. The Board received high ratings in all categories and the Committee urged the Board to continue to reassess how it spends its time and the appropriate balance between operational oversight and strategic focus.

Concurrently with the review of the Board's performance, the Corporate Governance Committee reviewed compliance with specific standards established for directors such as attendance and stock ownership. In 1997, for the first time one of the members of Board reached the age of 70. In accordance with our governance standards, George E.R. (Gus) Kinnear II will retire from the Board on the day of the Annual Meeting. Although Gus' retirement means a genuine loss to Compaq, we remain committed to our governance standards.

Following the evaluation of the Board, the Corporate Governance Committee recommended the renomination of each of the directors other than Mr. Kinnear. We plan to expand the Board to eleven members upon consummation of the acquisition of Digital Equipment Corporation. We believe that a director designated by Digital's Board will prove a valuable asset to Compaq, particularly in the integration activities that will follow this acquisition.


                        Corporate  Governance Committee

                 Kenneth Roman (Chair)          Peter N. Larson
                 Lawrence T. Babbio, Jr.        Kenneth L. Lay
                 Robert Ted Enloe, III          Thomas J. Perkins
                 George H. Heilmeier            Benjamin M. Rosen
                 George E. R. Kinnear  II       Lucille S. Salhany

                                    Proposal 2
                    APPROVAL OF THE 1998 STOCK OPTION PLAN


Compaq 1998 Stock Option Plan.   In January 1998, Compaq's Board of Directors
adopted, subject to shareholder approval, the 1998 Stock Option Plan. If approved by shareholders, the 1998 Plan will allow stock option grants and, under certain circumstances, the grant of stock appreciation rights, to help attract, retain and motivate key employees and non-employee directors. We have summarized the 1998 Plan below and have attached a full copy of the Plan as Exhibit A to this Proxy Statement.

Up to 150 million shares of Common Stock may be issued under the 1998 Plan. The approval of one third, or 50 million of these shares, is contingent upon Compaq's closing its proposed acquisition of Digital Equipment Corporation. You may read additional information about the proposed merger on Compaq's website at www.compaq.com and in Compaq's Annual Report. If the Digital acquisition is not completed, then only 100 million shares may be issued under the 1998 Plan. The Human Resources Committee may adjust this number for stock dividends, stock splits, combinations of shares, or other changes in outstanding Common Stock. Shares to be issued under the 1998 Plan may be drawn from either authorized but previously unissued shares of Common Stock or from treasury shares.

The Human Resources Committee of the Board of Directors will administer the 1998 Plan. The Board may appoint another Committee for administration if that Committee consists of persons who meet the definition of a "non-employee director" under Section 16 of the Securities Exchange Act of 1934. The Human Resources Committee has the authority to grant stock options to any Compaq employee, including executive officers, and subject to the limits in the Plan, has the discretion to determine the number of shares to be granted. Subject to adjustment as described in the 1998 Plan, in any year the Committee cannot grant to an executive officer options for more than 1.5 million shares under the 1998 Plan. This annual limit on awards to executive officers is reduced by any grants to these officers under any other Compaq equity incentive plan.

Two types of stock option grants to non-employee directors will also be made under the 1998 Plan. Upon initial appointment to the Board a new director will receive a stock option grant for 31,250 shares and current directors will receive annual grants of 25,000 shares upon re-election to the Board.
Director stock options are being added to the 1998 Plan in order to simplify the approval of stock option plans by shareholders and to permit shareholders to exercise more effective oversight of Compaq's equity programs. No grants to directors under the 1998 Plan will be made so long as directors are receiving similar grants under the current Director Plan. The Board reviews the size of grants authorized for directors periodically and from time to time has reduced the number of shares to ensure that grants remain at appropriate levels in comparison to industry practices. The Board has no authority to increase the number of shares being granted to directors other than by making adjustments upon stock splits or recapitalizations.

The exercise price for all grants under the 1998 Plan shall be no lower than the Dow Jones composite close for Compaq stock on the date of the grant. An award notice will specify the terms and conditions of the grant. The 1998 Plan does not allow repricing of any outstanding option grants.

In certain international locations, local tax or exchange control regulations make granting stock options impracticable. The 1998 Plan permits Compaq to offer stock appreciation rights in these locations.

Upon a change of control, as defined in the 1998 Plan, all outstanding awards will become immediately exercisable. Awards may be transferred to the extent set forth in the notice evidencing the grant. Compaq currently permits optionees to make a limited number of transfers solely for estate planning purposes.

The Board may amend or terminate the 1998 Plan at any time but may not do so without shareholder approval if the amendment increases the size of grants to non-employee directors, increases the number of shares that may be granted under the Plan, increases the permissible size of grants to executive officers, lowers option exercise prices authorized under the Plan, or if approval is required under any tax or regulatory requirement with which the Board finds it necessary to comply. Awards may be made under the 1998 Plan until there are no more shares available for grant except that no incentive stock options may be granted after April 22, 2008.

No grants have been made under the 1998 Plan and the amount of any benefits cannot be determined at this time. For comparison purposes, please refer to the stock option awards under Compaq's existing stock option plans in 1997, shown in Table III of this Proxy Statement. In addition to the grants shown in that table, in 1997, 3.6 million stock options were granted to other executive officers as a group and approximately 37 million were granted to all other employees, including 5 million granted to Tandem employees upon conversion of their Tandem stock options. The Company's only current plan that provides for grants to non-employee directors is the Director Plan. Grants under the Director Plan are described on page 9.

Participants generally have tax consequences associated with stock option grants. In the U.S., no taxable income is recognized by the optionee at the time a non-qualified stock option is granted. Generally, on the date of exercise of a nonqualified stock option, ordinary income is recognized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and Compaq receives a tax deduction for the same amount. The 1998 Plan has been designed to meet the requirements in Section 162(m) of the Internal Revenue Code of 1986, as amended, which means that these amounts will be deductible for grants to executive officers. Upon disposition of the shares acquired, an optionee generally recognizes the appreciation or depreciation on the shares after the date of exercise as either short-term or long-term capital gain or loss depending on how long the shares have been held. Compaq has no current plans to grant stock appreciation rights or incentive stock options to U.S. employees and has not made such grants to date (other than the continuation of incentive stock option status for options assumed in its merger with Tandem Computers Incorporated).

Approval of the 1998 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting. Broker non-votes will not be treated as shares present or represented and entitled to vote at the Annual Meeting. The Board of Directors believes that approval of the Plan is in Compaq's best interests since it will facilitate Compaq's ability to attract, motivate, and retain key employees and directors, while aligning their interests with those of shareholders.

                        Board Organization and Meetings


During 1997, the Board of Directors met 15 times and various committees of the Board met a total of 14 times. Attendance at Board and committee meetings averaged 95 percent. Each director attended more than 75 percent of the meetings of the Board of Directors and the committees on which he or she served. Compaq has a standing Audit Committee, Human Resources Committee and Corporate Governance Committee.

The Audit Committee consists of four non-employee directors: Mr. Kinnear (Chair) and Messrs. Babbio, Enloe and Perkins. We anticipate that Mr. Enloe will become chair of this Committee following Mr. Kinnear's retirement and another director will join this committee. The Audit Committee provides independent and objective oversight of the Company's accounting functions and internal controls and assures the objectivity of the Company's financial statements. The function of the Audit Committee is described in more detail in the Audit Committee Report to Shareholders in the Annual Report. This Committee met four times in 1997.

The Human Resources Committee consists of nine non-employee directors: Mr. Larson (Chair), Messrs. Enloe, Heilmeier, Kinnear, Lay, Perkins, Roman, Rosen and Ms. Salhany. The primary purpose and this Committee's responsibilities are described in the Human Resources Committee Report in this Proxy Statement. This Committee met six times in 1997.

The Corporate Governance Committee consists of ten non-employee directors:
Mr. Roman (Chair), Messrs. Babbio, Enloe, Heilmeier, Kinnear, Larson, Lay, Perkins, Rosen, and Ms. Salhany. The Corporate Governance Committee evaluates and recommends director candidates and is further described in the Corporate Governance Committee Report in this Proxy Statement. This Committee met four times in 1997.

                            Directors' Compensation


Board members who are not Compaq employees receive an annual retainer of $35,000 ($55,000 for the Chairman). The Chairman of the Audit Committee receives an additional retainer of $10,000 and the other Committee chairmen receive an additional retainer of $5,000. Non-employee directors also receive a fee of $1,000 for any Board or Committee meeting that is held on a day other than the day of a regularly scheduled Board meeting. Directors are reimbursed for travel and certain other expenses incurred in connection with their duties as directors.

Compaq's stock option plan for non-employee directors authorizes grants of stock options for up to 7,500,000 shares of Compaq stock. Three different types of grants are made under this plan. Prior to April 1998 under the Director Plan (i) each newly appointed director received an option to purchase 62,500 shares of Common Stock at an exercise price equal to the Dow Jones composite close of the Common Stock on the date of the grant; (ii) each year upon re-election to the Board each non-employee director received an option grant to acquire 50,000 shares of Common Stock or, in the case of the director named as Chairman of the Board, an option to acquire 62,500 shares of Common Stock, with an exercise price equal to the Dow Jones composite close of the Common Stock on the day of the grant; and (iii) prior to each annual meeting each non-employee director could elect to receive all or a portion of the following year's annual retainer in the form of a stock option grant, for which the number of shares and the exercise price are based upon 50 percent of the closing price of Common Stock on the day of the annual meeting.

In January 1998, the Board of Directors amended the Director Plan to reduce the number of shares granted effective April 1998. As of April 1998, (i) each newly-appointed director will receive an initial option grant of 31,250 shares; (ii) each non-employee director will receive an annual option grant of 25,000 shares upon re-election; (iii) the director named as Chairman of the Board will receive an option to acquire an additional 6,250 shares; and (iv) prior to each annual meeting each non-employee director may elect to receive all or a portion of the following year's annual retainer in the form of a stock option grant, for which the number of shares and the exercise price are based upon 50 percent of the closing price of Common Stock on the day of the annual meeting.

On April 24, 1997, Messrs. Babbio, Enloe, Heilmeier, Kinnear, Larson, Lay, Roman and Ms. Salhany received an option grant for 50,000 shares and Mr. Rosen received an option grant for 62,500 shares at a price of $16.03 per share under the Director Plan.

As a result of the individual directors' elections to convert their cash retainer to stock options, on April 24, 1997, the following directors received options on the following number of shares: Mr. Babbio, 2,186 shares, Messrs. Enloe and Lay, 4,370 shares, Mr. Kinnear, 5,616 shares, Messrs. Larson and Roman, 4,996 shares, Mr. Rosen, 6,866 shares, and Ms. Salhany, 4,370 shares. The exercise price of these options is $8.02 per share. Because Mr. Perkins joined the Board as a result of the merger with Tandem, his Tandem stock options automatically converted to Compaq stock options and he did not receive a new director grant. Under the terms of Tandem's stock option plan for non-employee directors, on January 28, 1997, Mr. Perkins received a grant that converted to an option to acquire 3,150 shares of Compaq common stock at an exercise price of $13.34 per share.

As part of the Company's charitable giving strategy, Compaq established a directors' charitable donation program funded by life insurance. Upon the death of a director who has served for at least three years, Compaq will donate $1 million to charitable organizations recommended by the director. Compaq will be reimbursed by life insurance proceeds. Individual directors derive no financial benefit from this program since all charitable donations are made by Compaq.

                              Executive Officers


The Board elects executive officers annually at its first meeting following the Annual Meeting. Certain information about Compaq's executive officers is Set forth below. Information about Mr. Pfeiffer is included under "Information About Nominees."

Andreas Barth, age 53, was elected Senior Vice President, Europe, Middle East and Africa in 1991. He joined Compaq in 1988 as Managing Director of Compaq Computer GmbH, Compaq's German subsidiary, was appointed Vice President, Central Europe in 1990, and Vice President, Europe in 1991.

J. David Cabello, age 46, was elected Senior Vice President, General Counsel, and Secretary in December 1996. He joined Compaq in 1987 as Patent Counsel, and was appointed Vice President and Assistant General Counsel in 1995.

Hans W. Gutsch, age 54, was elected Senior Vice President, Human Resources and Environment in November 1994. Mr. Gutsch joined Compaq in 1988 as Director, Human Resources, Europe and was appointed Vice President, Human Resources, Europe in 1992, and Vice President, Human Resources and Environment, Europe, Middle East and Africa in 1993.

Michael D. Heil, age 50, was elected Senior Vice President, Worldwide Sales, Marketing, Service and Support in January 1998. Prior to this position, he served as Senior Vice President, Consumer Products Group since 1995. Prior to his arrival at Compaq, he was President and General Manager of Los Angeles Cellular Telephone Company.

Alan G. Lutz, age 52, was elected Senior Vice President, Communication Products Group in November 1996. Prior to his arrival at the Company, he served as Executive Vice President, Computer Systems Group, of Unisys Corporation since May 1994. From 1993 to 1994 he served as President of Kassandra Group. From 1987 to 1993 he worked at Northern Telecom LTD and served in a number of positions, the most recent being Senior Vice President and President, Public Networks.

Earl L. Mason, age 50, was elected Senior Vice President, Finance and Chief Financial Officer in June 1996. Prior to his arrival at Compaq, he was Senior Vice President of Inland Steel Industries, Inc. ("ISI") since 1995. From 1994 to 1996, he served as Chief Financial Officer and President of Inland International, Inc. He also served as Vice President of ISI from 1994 to 1995, and Vice President - Finance and Principal Financial Officer of ISI from 1991 to 1994.

Gregory E. Petsch, age 47, was elected Senior Vice President, Manufacturing and Quality in July 1993. He joined Compaq in 1983 as Director of Manufacturing Control and was named Vice President, CPU Manufacturing in 1989 and Vice President, Manufacturing in 1991.

John T. Rose, age 52, was elected Senior Vice President, Enterprise Computing Group, in July 1996. He joined Compaq as Senior Vice President, Desktop PC Division in 1993. Prior to his arrival at Compaq, he was Vice President of Digital Equipment Corporation's Personal Computing Systems Business, which he established in 1985.

Rodney W. Schrock, age 38, was elected Vice President, Consumer Products Group, in January 1998. He joined Compaq in 1987 as Director of Compaq Systems Product Marketing and served as Director of Desktop Business and Technology from 1993 until 1995. In 1995 he was named Vice President of the Presario PC Division.

Robert W. Stearns, age 47, was elected Senior Vice President, Technology and Corporate Development in January 1996. He joined Compaq as Vice President of Corporate Development in 1993. Prior to his arrival at Compaq, he was employed as a consultant focusing on high technology issues with McKinsey & Co.

John W. White, age 59, was elected Vice President and Chief Information Officer upon his joining Compaq in February 1994. Before joining Compaq, he was Vice President of Texas Instruments, Inc., and President of its Information Technology Group.

Michael J. Winkler, age 53, was elected Senior Vice President, PC Products Group in November 1996. He joined Compaq in 1995 as Senior Vice President, Portable PC Division. Prior to his arrival at Compaq, he was a Vice President and General Manager of the Computer Systems Division of Toshiba America Information Systems.

                                Stock Ownership


The following table gives information about the ownership of Compaq stock as of February 27, 1998, by the directors, the Chief Executive Officer, the four most highly compensated other executive officers, and the executive officers and directors as a group. There were no holders known to Compaq to own beneficially five percent or more of its outstanding stock. Beneficial ownership of securities is defined by the Securities and Exchange Commission (the "SEC") to mean generally the power to vote or dispose of securities, regardless of economic interest. Compaq had approximately 1.5 billion shares of Common Stock outstanding as of February 27, 1998.




                                                 NUMBER OF SHARES        PERCENT OF
  NAME OF OWNER                                  OPTIONS (1)             TOTAL (1)              OUTSTANDING
-----------------------------------------------  --------------------    -------------------    ------------
Benjamin M. Rosen                                          69,658           6,159,478                 *
Eckhard Pfeiffer                                        8,497,566           8,747,566                 *
Lawrence T. Babbio, Jr.                                   180,896             200,896                 *
Robert Ted Enloe, III                                     216,432 (2)         407,856 (2)             *
George H. Heilmeier                                       272,000             286,500                 *
George E.R. Kinnear II                                    242,852             322,852                 *
Peter N. Larson                                           345,112             358,112                 *
Kenneth L. Lay                                            199,370 (3)         753,154 (3)(4)          *
Thomas J. Perkins                                         149,100           1,382,832 (5)             *
Kenneth Roman                                             434,452             491,943                 *
Lucille S. Salhany                                        165,370             179,370                 *
Earl L. Mason                                             206,672             213,672 (6)             *
Gregory E. Petsch                                         272,506             286,202 (7)             *
Roel Pieper                                               130,319             130,319                 *
John T. Rose                                              853,765             899,529 (8)             *
All executive officers and directors as a group        16,251,017 (9)      24,888,251 (10)          1.61%

*     Less than 1%
______________

(1)     Includes Compaq stock options that are exercisable or will become exercisable by April
        28, 1998.  All figures in this table reflect the Company's five-for-two stock split in
        July 1997 and two-for-one stock split in January 1998.
(2)     Includes Compaq stock options to purchase 181,424 shares held by limited partnership.
(3)     Includes Compaq stock options to purchase 170,000 shares held by limited partnership.
(4)     Includes 493,784 shares held by limited partnership.
(5)     Includes 80,850 shares held in a retirement fund.
(6)     Includes 7,000 shares held in a retirement fund.
(7)     Includes 13,696 shares credited to the executive officer's account in Compaq's defined contribution plan.
(8)     Includes 4,035 shares credited to the executive officer's account in Compaq's defined contribution plan and 11,729 shares credited to the executive officer's account in
        Compaq's deferred compensation plan.
(9)     Includes Compaq stock options to purchase 351,424 shares held by limited partnerships and
        Compaq stock options to purchase 5,244 shares held by the spouse of an executive officer.
(10)    Includes 493,784 shares held by limited partnership, 286,000 shares held in a trust,
        87,850 shares held in retirement funds, 47,058 shares credited to the executive officers'
        accounts in Compaq's defined contribution plan, 1,455 shares credited to the account of the spouse of an executive officer in Compaq's defined contribution plan, and 11,729 shares credited to an executive officer's account in Compaq's deferred compensation plan.




                            Executive Compensation


Tables I through III give information about the cash compensation and stock options awarded to Messrs. Pfeiffer, Mason, Petsch, Pieper and Rose. The notes to these tables provide more specific information. Table IV describes the anticipated retirement benefits to be received by Mr. Pfeiffer under the defined benefit retirement plan of Compaq's German subsidiary. Compaq's compensation policies are discussed in the Human Resources Committee Report that begins on page 14.



                                         TABLE I
                                  SUMMARY COMPENSATION

                                                                                  Long-Term
                                                  Annual Compensation (1)         Compensation
                                            ----------------------------------------------------------------
                                                                                  Securities
                                                                   Other Annual   Underlying       All Other
 Name                           Year    Salary        Bonus        Compensation   Options (2)     Compensation
-------                         ----  ----------  ---------------  ------------   -------------  --------------
Eckhard Pfeiffer                1997  $1,250,000  $   3,250,000            -      1,750,000      $1,500,000 (3)
  President and Chief           1996   1,250,000      3,000,000            -      1,750,000       1,250,000 (3)
  Executive Officer             1995   1,125,000      2,500,000            -      1,600,000       1,250,000 (3)

Earl L. Mason
  Senior Vice President         1997     475,000        700,000            -        650,000         228,400 (4)
  and Chief Financial Officer   1996     266,250        400,000     494,713 (5)     825,000            -

Gregory E. Petsch               1997     425,000        675,000            -        600,000         313,000 (4)
  Senior Vice President         1996     380,000        575,000            -        500,000         285,300 (4)
  Manufacturing and Quality     1995     350,000        525,000            -        500,000         271,000 (4)

Roel Pieper (6)                 1997     500,000    1,286,869 (7)          -        912,500 (8)        -

John T. Rose                    1997     450,000        700,000            -        650,000         338,983 (4)
  Senior Vice President and     1996     380,000        625,000            -        500,000         233,500 (4)
 Enterprise Computing Group     1995     350,000        450,000      44,037 (5)     500,000         179,375 (4)

______________

(1)     Includes cash compensation earned by executive officers, including amounts earned but deferred.
        Other than the amounts shown under "Other Annual Compensation" for Messrs. Mason and Rose,
        management believes that the value of any other benefits to any executive officer during 1995,
        1996 and 1997 did not exceed  $50,000 or fall within any other category requiring inclusion.
(2)     All figures in this column reflect the Company's five-for-two stock split in July 1997 and two-for-one stock split in January 1998.
(3)     A deferred unfunded bonus, the payment of which is subject to conditions established by the Human
        Resources Committee.
(4)     Includes contributions to Compaq's defined contribution plan and/or deferred compensation and supplemental savings plan for Messrs. Mason, Petsch, and Rose respectively in 1997, of $28,400,
        $25,500, and $26,483, for Mr. Petsch and Mr. Rose respectively in 1996, contributions of $22,800 and $8,500, and for Mr. Petsch and Mr. Rose respectively in 1995, contributions of $21,000 and
        $4,375 as well as deferred unfunded bonuses for Messrs. Mason, Petsch, and Rose respectively in
        1997 equal to $200,000, $287,500, and $312,500, to Mr. Petsch and Mr. Rose respectively in 1996 equal to $262,500 and $225,000, and to Mr. Petsch and Mr. Rose respectively in 1995 equal to
        $250,000 and $175,000, the payment of which is subject to conditions established by the Human
        Resources Committee.
(5)     Compaq paid these amounts as reimbursement for certain costs in connection with employment by
        Compaq and relocation to Houston, Texas and for taxes in connection with such income.
(6)     Mr. Pieper joined Compaq in September 1997 following the acquisition of Tandem Computers
        Incorporated.  He resigned in January 1998.
(7)     When Compaq acquired Tandem, it assumed Tandem's obligations under its employment agreement with Mr.
        Peiper, entered into in January 1996 (the "Pieper Agreement").  Under the Pieper Agreement, Mr.
        Pieper was entitled to receive certain payments as a result of Compaq's acquisition of Tandem, including these amounts as performance bonuses for the Tandem fiscal year ended September 30, 1997 and for the period October 1, 1997 through December 31, 1997.  Mr. Pieper also was entitled to continued employment for six months after the closing date at a base salary equal to twice his base salary before the merger and a bonus equal to a full year's bonus under Tandem's incentive bonus plan.
        Under the Pieper Agreement, Mr. Pieper is receiving additional payments of $4,239,264 in connection with his termination of employment.
(8)     Includes stock options granted by Tandem that were converted into Compaq options as a result of the merger.  Compaq granted Mr. Pieper 650,000 options.


                                                 TABLE II
                                           1997 OPTION EXERCISES
                                         AND YEAR-END OPTION VALUES

                                                 Number of Unexercised          Value of Unexercised
                      1997 Stock Option                Options at               in-the-Money Options
                         Excercises               December 31, 1997             at December 31, 1997
                   -------------------------------------------------------------------------------------
                   Shares    Value Realized   Exercisable   Unexercisable   Exercisable    Unexercisable
                   -------   --------------   -----------   -------------   ------------   -------------
Eckhard Pfeiffer         -   $            -     7,880,054       4,719,946   $188,247,577     $54,220,172
Earl L. Mason      150,414        2,142,816        82,502       1,242,084      1,416,812      10,125,291
Gregory E. Petsch  521,512        9,438,528        75,834       1,488,736      1,511,942      16,321,421
Roel Pieper        626,366       15,809,232       241,074       1,350,790      2,462,537       8,968,935
John T. Rose       275,020        4,165,148       696,260       1,538,736     13,688,531      16,321,421


                                                  TABLE III
                                          1997 STOCK OPTION GRANTS

                                           % of 1997
                                           Employee    Exercise/Base		   Assumed        Assumed
                            Options         Option       Price per     Expiration      Rate           Rate
                            Granted (2)     Grants         Share          Date          5%             10%
                        ----------------   ---------   -------------   ----------   -----------   -------------
Eckhard Pfeiffer           1,750,000           3.80%           36.66      9/24/07   $40,344,794    $102,238,275
Earl L. Mason                650,000           1.41            36.66      9/24/07    14,985,209      37,974,217
Gregory E. Petsch            600,000           1.30            36.66      9/24/07    13,832,501      35,053,123
Roel Pieper                  650,000           1.41            34.25      8/28/07    14,000,749      35,480,699
                             262,500 (3)       0.57            11.79      4/28/07     1,946,367       4,932,426
John T. Rose                 650,000           1.41            36.66      9/24/07    14,985,209      37,974,217

All shareholders:
approximately 1.5 billion
shares outstanding on
September 25, 1997               N/A            N/A              N/A          N/A   $35 billion    $88 billion

Named officers' gain as % of
all shareholders' gain                                                                     .29%           .29%


(1)     The potential gain is calculated from the closing price of Common Stock on the date of grants to executive officers.  These amounts represent certain assumed rates of appreciation only.  Actual gains, if any, on stock option exercises  and  Common  Stock holdings are dependent on the future performance of the Common
        Stock and overall market conditions.
(2)     Option grants vest over 60 months from the date of grant and expire upon the earlier of one year after termination of employment or ten years from the date of grant.
(3)     Includes stock options granted by Tandem that were converted into 262,500 Compaq options as a result of the merger.  These options vest over 48 months.


                                      TABLE IV
                                  GERMAN PENSION PLAN

                                         Annual Pension Benefits without Reductions
                     Final Average       for Anticipated Social Security and Prior
Eckhard Pfeiffer     Base Salary               Employer Pension Benefits (1)
-------------------------------------------------------------------------------------
Years of Service                        15        20        25        30        35
-------------------------------------------------------------------------------------
                     $ 900,000       $352,174  $469,565  $540,000  $540,000  $540,000
                     1,000,000        391,304   521,739   600,000   600,000   600,000
                     1,100,000        430,435   573,913   660,000   660,000   660,000
                     1,200,000        469,565   626,087   720,000   720,000   720,000
                     1,300,000        508,696   678,261   780,000   780,000   780,000



(1)     Anticipated benefits at age 65 assuming the years of service with Compaq shown.
        At December 31, 1997, Mr. Pfeiffer had 14 years of vested service.  Benefits for
        Mr. Pfeiffer are calculated based on a formula under which he receives benefits equal to 60 percent of his average base salary over his final three years of employment.  Any benefit is offset by U.S. and German social security benefits, pension payments from previous employers, and any amounts contributed by Compaq on his behalf to the U.S. defined contribution plan.

Compaq's executive officers in the United States are eligible to participate in Compaq's defined contribution plan and deferred compensation and supplemental savings plan. Amounts contributed to the defined contribution plan and deferred compensation and supplemental savings plan are included in Table I.

In 1992, Compaq entered into an employment agreement with Mr. Pfeiffer (the "CEO Agreement"). The CEO Agreement describes the terms of Mr. Pfeiffer's employment, including his right to receive a severance payment equal to four times his base salary (excluding bonuses) upon (i) termination of employment without cause or (ii) his resignation following his removal as Chief Executive Officer or a change of control of Compaq. In such events, Mr. Pfeiffer will vest in all his outstanding stock options. Mr. Pfeiffer's right to receive the severance payment and accelerated stock option vesting is subject to his releasing any claims against Compaq and agreeing not to compete with Compaq or solicit its employees for 24 months.

Compaq has severance arrangements with its other executive officers. Compaq has agreed with each of these officers that upon (i) termination of employment without cause or (ii) resignation following a material change in the officer's duties, a change of control, disability, a reduction in pay greater than 25 percent, or Compaq's failure to renew the agreement, such officer would receive a severance payment equal to eighteen months of base compensation. Compaq's obligation to make such payment is subject to the officer's executing a release and noncompetition and nonsolicitation agreement.

Compaq's stock option plans provide for full vesting of outstanding options in the event there is a change of control of Compaq.

                       Human Resources Committee Report


The Human Resources Committee of the Board of Directors, which is composed of independent directors, ensures that Compaq's human resource and compensation policies support and enhance its strategic objectives. The Committee reviews and advises the Board about Compaq's human resource strategies, adopts the policies that govern Compaq's compensation programs, administers Compaq's equity plans, and sets the compensation of executive officers. The Committee establishes compensation programs designed to attract, retain, and reward executives who will lead Compaq in achieving its business goals in a highly competitive and rapidly changing industry; ensures that Compaq fulfills its ethical and legal responsibilities to employees; and ensures that management compensation is reasonable in light of Compaq's objectives, performance, and compensation for similar personnel at other companies. The compensation mix for executive officers consists of base salaries, bonus, and stock option awards. As a result, much of an officer's compensation depends on Compaq's financial performance.

The Committee makes its compensation decisions based on an analysis of Compaq's performance, an assessment of comparative compensation information, and an evaluation of the performance of executive officers. Comparative performance data in 1997 was based on a group of 13 large industry competitors included in the S&P Computers (Hardware) Index. An external consulting firm recommends the peer group after analyzing companies for similar product lines, size, and financial structure. Performance in 1997 placed Compaq at about the 80th percentile in the peer group based on an evaluation of return on invested capital and sales growth, which are highly correlated with long-term shareholder value creation.

Comparative compensation data in 1997 was derived from an analysis of several independent surveys of compensation practices by Compaq and external consultants. Information from the computer and electronics industry segments is used wherever available. Nearly all of the companies in the comparative performance analysis are included in one or more of the surveys used to assess comparative compensation practices. The Committee believes these sources provide the correct information to evaluate the pay practices of the companies with which Compaq competes to hire and retain executives.

Compaq targets executive base salary ranges at the 50th to 75th percentile of relevant market data. The Committee annually establishes each executive officer's base salary, including the Chief Executive Officer's, based on its evaluation of the officer's performance and contribution in the previous year and on competitive pay practices. The criteria used in the appraisal in 1997 varied based upon the officer's sphere of responsibility, but generally focused on measures such as execution of long-term strategies, meeting financial goals, sales growth in marketing and sales divisions, an assessment of plans for existing and new products in product groups, expense control, and asset management.

Each year, in accordance with the limits established under Compaq's Bonus Incentive Plan, the Committee establishes a cash bonus fund based on Compaq's performance relative to the industry peer group. In 1997, the Committee evaluated comparative compensation data to determine the aggregate amount required to pay bonuses that would result in average total cash compensation to executives at the 80th percentile level, in line with Compaq's performance in 1997. The Committee then determined the amount of the award for each executive officer by reviewing comparative data for each executive officer's position and evaluating this information in light of individual contribution levels, succession plans, prospective future contributions, and retention requirements. The Committee authorizes the Chief Executive Officer to allocate the remainder of the bonus fund to key employees other than executive officers based on competitive pay practices and individual performance and contributions.

In establishing Mr. Pfeiffer's bonus, the Committee considered at length Mr. Pfeiffer's performance in 1997, focusing on three aspects: operational and financial results, strategic planning, and leadership. Mr. Pfeiffer's direction of Compaq's operations in 1997 resulted in record-setting financial performance, including an annual sales increase to $24.6 billion from $20.0 billion in 1996, an increase in earnings per share to $1.19 from $.87 in 1996 (adjusted for stock splits), and an improvement in gross margins to 27.6% by the fourth quarter of 1997. Mr. Pfeiffer's development and implementation of effective strategies to ensure Compaq's continued growth and financial success led to continued significant steps in Compaq's transition from a PC company to a computer company. In particular, the acquisition of Tandem Computers Incorporated in expansion of the Company's enterprise computing business and the continuation of the industry and financial community's confidence in Mr. Pfeiffer's leadership fostered the increase in Compaq's stock price from $14.80 at the end of 1996 to $28.25 at the end of 1997 (adjusted for stock splits).

The Human Resources Committee and the Board of Directors believe that management's ownership of a significant equity interest in Compaq is an important incentive in building shareholder wealth and aligning the long-term interests of management and shareholders. Stock options, therefore, are granted by the Committee at option prices not less than the fair market value of Compaq stock on the grant date and vest over 60 months; as a result, stock options have no value unless the share price increases over the fair market value on the date of grant. Option awards contribute to the retention of key executives since executives realize the benefits of options only as they vest based on tenure after the grant. The Committee uses competitive market data, historical option grant practices, and the projected value of outstanding unvested shares and proposed awards to determine an appropriate range of awards for executive officers. The Committee established ranges for awards to other key employees based upon rank and contribution and delegated to the Chief Executive Officer the authority to make stock option awards to these employees. The Human Resources Committee also monitors compliance with the Executive Stock Ownership Policy that requires Mr. Pfeiffer to own 250,000 shares of Compaq stock and each of the other executive officers to own 48,000 shares. Each officer has until the later of September 1998 or five years from election as an executive officer to comply with the ownership requirement.
Mr. Pfeiffer's stock ownership meets the requirement and all other executive officers are making progress toward the ownership goals.

Compaq is subject to Internal Revenue Code Section 162(m), which could limit the deductibility of certain compensation payments to its executive officers. Compaq believes that any compensation realized in connection with the exercise of stock options granted by Compaq is deductible as performance-based compensation.

Compaq also believes that compensation paid under its Bonus Incentive Plan qualifies as deductible under Section 162(m). Compaq generally intends to comply with the requirements of Section 162(m); however, it also intends to weigh the burdens of such compliance against the benefits to be obtained by Compaq, and may pay compensation that is not fully deductible if it determines that such payments are in Compaq's best interests.



                           Human Resources Committee

            Peter N. Larson (Chair)                  Thomas J. Perkins
            Robert Ted Enloe, III                    Kenneth Roman
            George H. Heilmeier                      Benjamin M. Rosen
            George E.R. Kinnear  II                  Lucille S. Salhany
            Kenneth L. Lay

                            Stock Performance Graph


The following graph compares Compaq's cumulative total return to the S&P 500 and the S&P Computer (Hardware) Index over a five-year period, beginning December 31, 1992, and ending December 31, 1997. The total shareholder return assumes $100 invested at the beginning of the period in Compaq Common Stock, the S&P 500, and the S&P Computer (Hardware) Index. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.


                                    TABLE V
                Comparison of Five-Year Cumulative Total Return

                       (PERFORMANCE GRAPH APPEARS HERE)


                Comparison Of Five-Year Cumulative Total Return


                               1992    1993    1994    1995    1996    1997
                              ------  ------  ------  ------  ------  ------
Compaq Computer Corporation      100  151.54  243.08  295.38  457.69  869.69
S&P Computer (Hardware) Index    100  103.79  134.04  178.38  238.84  349.61
S&P 500 Composite                100  110.08  111.53  153.45  188.68  251.63

           Section 16(a) Beneficial Ownership Reporting Compliance


Section 16(a) of the Securities Exchange Act of 1934 requires Compaq's directors, executive officers, and holders of more than 10% of Compaq's common stock to file with the SEC initial reports of ownership and reports of changes in ownership of Compaq's common stock. Compaq believes that during the fiscal year ended December 31, 1997, its officers and directors complied with all these filing requirements. In making this statement, Compaq has relied upon the written representations of its directors and officers. Based on shareholder filings, we do not believe any other shareholders are subject to
Section 16(a) filing requirements.


                              General Information


Price Waterhouse LLP, independent accountants, has served as Compaq's independent accountants since 1982, the year of Compaq's incorporation, and has been appointed to audit Compaq's consolidated financial statements for 1997. The Board has not proposed that any formal action be taken at the meeting with respect to the employment of Price Waterhouse LLP because no action is required. Representatives of Price Waterhouse LLP will attend the Annual Meeting and be available to answer questions. Representatives of Price Waterhouse LLP will have the opportunity to make a statement at the meeting if they desire.

The expense of preparing, printing and mailing this Proxy Statement will be paid by Compaq. To assist in the solicitation of proxies, Compaq has engaged Corporate Investor Communications, Inc. ("CIC") at a fee of $17,500 plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of Compaq as well as by employees of CIC without additional compensation other than reimbursement of out-of-pocket expenses. Compaq will reimburse banks, brokers and other custodians, nominees, and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.

Proposals of shareholders that are intended to be presented at Compaq's 1999 Annual Meeting of Shareholders must be received by Compaq no later than November 9, 1998, to be included in the Proxy Statement and proxy relating to that meeting.

                                                                     EXHIBIT A


                     Adopted January 22, 1998, subject to shareholder approval


                          Compaq Computer Corporation
                            1998 Stock Option Plan


SECTION 1.     Purpose.  The Compaq Computer Corporation 1998 Stock Option
               -------
Plan has been established to promote the interests of Compaq Computer Corporation and its stockholders by (i) attracting and retaining exceptional employees and directors of Compaq and its Affiliates, as defined below; (ii) motivating such employees and directors by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such employees and directors to participate in the long-term growth and financial success of Compaq.


SECTION 2.     Definitions.  As used in the Plan, the following terms shall
               -----------
have the meanings set forth below:

"Affiliate" shall mean (i) any entity that, directly or indirectly, is controlled by Compaq and (ii) any entity in which Compaq has a significant equity interest, in either case as determined by the Committee.

"Award" shall mean any Option or Stock Appreciation Right.

"Board" shall mean the Board of Directors of Compaq.

"Change in Control" shall be deemed to have occurred if: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than Compaq, any trustee or other fiduciary holding securities under any Compaq employee benefit plan, or any entity owned, directly or indirectly, by Compaq stockholders in substantially the same proportions as their ownership of Compaq voting securities), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time), directly or indirectly, of Compaq securities representing 30% or more of the combined voting power of Compaq's then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with Compaq to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board of Directors or nomination for election by Compaq's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) Compaq stockholders approve a merger or consolidation of Compaq with any other corporation, other than a merger or consolidation that would result in Compaq voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of voting securities of Compaq or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Compaq (or similar transaction) in which no person acquires more than 30% of the combined voting power of Compaq's then outstanding securities shall not constitute a Change in Control; or (iv) Compaq stockholders approve a plan of complete liquidation of Compaq or an agreement for the sale or disposition by Compaq of all or substantially all of Compaq's assets. If any of the events enumerated in clauses (i) through (iv) occur, the Board shall determine the effective date of the Change in Control resulting therefrom, for purposes of the Plan.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

"Committee" shall mean a committee of the Board designated by the Board to administer the Plan and composed of persons who (i) to the extent necessary to comply with Rule 16b-3 are "Non-Employee Directors" within the meaning of Rule 16b-3 and (ii) to the extent any Award granted hereunder is intended to qualify as performance-based compensation under Section 162(m) of the Code, constitute "outside directors" within the meaning of Section 162(m) of the Code and the regulations thereunder. Until otherwise determined by the Board, the Human Resources Committee designated by the Board shall be the Committee under the Plan.

"Compaq" shall mean Compaq Computer Corporation, together with any successor thereto.

"Election Date" shall mean with respect to an Option hereunder the date of the appointment, election, or re-election of the director that prompted the grant of such Option.

"Eligible Director" shall mean each director of the Company who is not an employee of the Company or any of the Company's subsidiaries (as defined in Section 425(f) of the Code).

"Employee" shall mean an employee of Compaq or of any Affiliate.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Executive Officer" shall mean, at any time, an individual who is an executive officer of Compaq within the meaning of Exchange Act Rule 3b-7 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time, or who is an officer of Compaq within the meaning of Exchange Act Rule 16a-1(f) as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

"Fair Market Value" shall mean the fair market value of the property or other item being valued, as determined by the Committee in its sole discretion, and for purposes of determining the exercise price of an Award shall be equal to the Dow Jones composite close for the Shares as reported on the Dow Jones news retrieval system on the date of the Award (or on the most recent business day if the date of an Award is a holiday).

"Incentive Stock Option" shall mean a right to purchase Shares from Compaq that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

"Net After-Tax Amount" shall mean the net amount of compensation, assuming for this purpose only that all vested Awards and other forms of compensation subject to vesting upon such Change of Control are exercised upon such Change in Control, to be received (or deemed to have been received) by such Participant in connection with such Change of Control under any agreement and under any other plan, arrangement or contract of Compaq to which such Participant is a party, after giving effect to all income and excise taxes applicable to such payments.

"Non-Qualified Stock Option" shall mean a right to purchase Shares from Compaq that is granted under Section 5 or Section 7 of the Plan and that is not intended to be an Incentive Stock Option.

"Notice" shall mean any written notice, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

"Option" shall mean a Non-Qualified Stock Option or Incentive Stock Option.

"Participant" shall mean any Employee or Director selected to receive an Award under the Plan.

"Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

"Plan" shall mean this Compaq Computer Corporation 1998 Stock Option Plan.

"Release Date" shall mean the third business day occurring after Compaq's earnings release for the preceding fiscal period. In calculating the Release Date, the day of an earnings release shall be counted if the earnings release is made before the opening of trading on the New York Stock Exchange and shall not be counted if such release is made after the opening of trading.

"Rule 16b-3" shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

"SEC" shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

"Shares" shall mean shares of the common stock, $.0l par value, of Compaq or such other securities of Compaq as may be designated by the Committee from time to time.

"Stock Appreciation Right" shall mean any right granted under Section 6 of the Plan.

"Substitute Awards" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Compaq or with which Compaq combines.

"Window" shall mean a period of time beginning on a Release Date and ending at the end of the second month of the fiscal quarter in which such Release Date occurs.


SECTION 3.     Administration.
               --------------

(a)     Authority of Committee.  The Committee shall administer the Plan.
        ----------------------
Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Employee Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee;
(iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards to Employees; (iv) determine the terms and conditions of any Award to Employees; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or Notice relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)     Committee and Board Discretion Binding.  Unless otherwise expressly
        --------------------------------------
provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee or the Board, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including Compaq, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder, any Employee, and any Director.


SECTION 4.     Shares Available for Awards.
               ---------------------------

(a)     Shares Available.  Subject to adjustment as provided in Section 4(b),
        ----------------
the number of Shares with respect to which Awards may be granted under the Plan shall be 100 million; provided, however, if Compaq or its wholly owned subsidiary merges with Digital Equipment Corporation the number of Shares with respect to which Awards may be granted under the Plan shall be increased by 50 million, to a total of 150 million shares. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan or to which such Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares or in the event that withholding tax liabilities arising from such Award are satisfied by the withholding of Shares by Compaq, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld.

(b)     Adjustments.  In the event that the Committee determines that any
        -----------
dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Compaq, issuance of warrants or other rights to purchase Shares or other securities of Compaq, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares or other securities of Compaq (or number and kind of other securities or property) with respect to which Awards may be granted, (ii) the number of Shares or other securities of Compaq (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any outstanding Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that such adjustments shall be made by the Board with respect to Awards to Eligible Directors.

(c)     Substitute Awards.  Any Shares underlying Substitute Awards shall not
        -----------------
be counted against the Shares available for Awards under the Plan.

(d)     Sources of Shares Deliverable Under Awards.  Any Shares delivered
        ------------------------------------------
pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.


SECTION 5.     Employee Stock Options.
               ----------------------

(a)     Eligibility and Limits on Awards.  Any Employee, including any officer
        --------------------------------
or employee-director of the Company or any Affiliate, shall be eligible to be designated a Participant. Subject to adjustment as provided in Section 4(b), no Executive Officer may receive Awards under the Plan in any calendar year that relate to more than 1,500,000 Shares. The limits on Awards to any Executive Officer under this Plan shall be reduced by any other Award in the same calendar year to such officer under any other Compaq equity incentive plan.

(b)     Grant.  Subject to the provisions of the Plan, the Committee shall
        -----
have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, and the conditions and limitations applicable to the exercise of the Option.

(c)     Exercise Price.  The exercise price for Options (other than Substitute
        --------------
Awards) granted under the Plan shall be not less than the Fair Market Value of the underlying Shares. Neither the Board nor the Committee may lower the exercise price of outstanding options issued under the Plan. The Committee shall determine the appropriate exercise prices for Substitute Awards based on the terms and conditions of the transaction related to such Awards.

(d)     Exercise.  Each Employee Option shall be exercisable at such times and
        --------
subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Notice or thereafter; provided, however, that no grant to an Executive Officer shall be exercisable until the earlier of (i) six months after the date of grant or (ii) the Participant's ceasing to be an Executive Officer. The Committee and the Board may impose such conditions with respect to the exercise of options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(e)     Payment.  No Shares shall be delivered pursuant to any exercise of an
        -------
Option until payment in full of the option price therefor is received by Compaq. Such payment may be made (i) in cash, or its equivalent, (ii) if and to the extent permitted by the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest),
(iii) if and to the extent permitted by the Committee, by surrendering all or part of that Option or any other Option, or (iv) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to Compaq as of the date of such tender is at least equal to such option price.

SECTION 6.     Stock Appreciation Rights.
               -------------------------

(a)     Grant.  The grant of Stock Appreciation Rights shall be limited to
        ------
Employees in those locations in which the law, including exchange control regulations and taxation, unduly restricts the grant of Options. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights shall have a grant price equal to the Fair Market Value of the related Shares on the day of the Award, and if granted to Executive Officers, shall not be exercisable earlier than six months after grant.

(b)     Exercise and Payment.  A Stock Appreciation Right shall entitle the
        ---------------------
Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c)     Other Terms and Conditions.  Subject to the terms of the Plan, the
        --------------------------
Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.


SECTION 7.     Termination or Suspension of Employment.  The following
               ---------------------------------------
provisions shall apply in the event of the Participant's termination of employment unless the Committee shall have provided otherwise, either at the time of the grant of the Award or thereafter.

(a)     Termination of Employment.  If a Participant's employment with Compaq
        -------------------------
or its Affiliates is terminated for any reason other than death, permanent and total disability, or retirement, the Participant's right to exercise any Nonqualified Stock Option or Stock Appreciation Right shall terminate, and such Option or Stock Appreciation Right shall expire, on the earlier of (i) the first anniversary of such termination of employment or (ii) the date such Option or Stock Appreciation Right would have expired had it not been for the termination of employment. The Participant shall have the right to exercise such Option or Stock Appreciation Right prior to such expiration to the extent it was exercisable at the date of such termination of employment and shall not have been exercised.

(b)     Death, Disability or Retirement.  If a Participant's employment with
        -------------------------------
Compaq or its Affiliates is terminated by death, permanent and total disability, or retirement, the Participant or his successor (if employment is terminated by death) shall have the right to exercise any Nonqualified Stock Option or Stock Appreciation Right to the extent it was exercisable at the date of such termination of employment and shall not have been exercised, but in no event shall such option be exercisable later than the date the Option would have expired had it not been for the termination of such employment. The meaning of the terms "total and permanent disability" and "retirement" shall be determined by the Committee.

(c)     Acceleration and Extension of Exercisability.  Notwithstanding the
        --------------------------------------------
foregoing, the Committee may, in its discretion, provide (i) that an Option granted to an Employee Participant may terminate at a date earlier than that set forth above, (ii) that an Option granted to an Employee Participant not subject to Section 16 of the Exchange Act may terminate at a date later than that set forth above, provided such date shall not be beyond the date the Option would have expired had it not been for the termination of the Participant's employment, and (iii) that an Option or Stock Appreciation Right may become immediately exercisable when it finds that such acceleration would be in the best interests of Compaq.

(d)     Leave Without Pay.  In the event that an employee Participant takes a
        -----------------
"leave without pay," all of such Participant's Awards or any portion thereof shall, to the extent unvested immediately prior to such leave, cease to vest during the period of such leave, and to the extent exercisable immediately prior to such leave, shall remain exercisable during the period of such leave in accordance with the terms thereof.

SECTION 8.  Director Options.
            -----------------

(a)     Initial Grants.  Each Eligible Director who is first elected or
        --------------
appointed to the Board shall be granted one Option to acquire 31,250 Shares. In the event that the Election Date occurs during the Window, such Option shall be granted on the Election Date with respect to such Option. In the event that such Eligible Director's election or appointment does not occur during the Window, then such Option shall be granted on the next Release Date.

(b)     Annual Options.
        ---------------
(i) Each Eligible Director who is reelected to the Board at an annual meeting of the Company's stockholders and who has not received a grant under
Section 8(a) during the period since the most recent previous annual meeting of the Company's stockholders shall be granted an Option to acquire 25,000 Shares on each Election Date on which he is reelected.

(ii) Each Eligible Director who is elected or re-elected Chairman of the Board by the Board at its meeting following an annual meeting of the Company's stockholders and who has not received a grant under Section 8(a) during the period since the most recent annual meeting of Compaq's stockholders shall be granted on each Election Date on which he is elected or reelected Chairman of the Board an Option to acquire 6,250 Shares in addition to any applicable Option granted under Section 8(b)(i).

(c) Terms and Conditions.  Any Option granted under this Section 8 shall
--------------------
be subject to the following terms and conditions:

(i) Any Options granted under this Section 8 shall be Non-Qualified Stock Options and the exercise price shall be not less than the Fair Market Value of the underlying Shares.

(ii) Each Option granted under this Section 8 shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Notice or thereafter; provided, however, that no grant shall be exercisable for six months after the date of grant.

(iii) Notwithstanding the provisions of this Section 8, Options shall not be granted under this Section 8 to any Eligible Director in any year in which such director receives an initial grant or annual grant under the Compaq Computer Corporation Non-Qualified Stock Option Plan for Non-Employee Directors.

SECTION 9.     Change in Control.  Notwithstanding any other provision of the
               -----------------
Plan to the contrary, upon a Change in Control all outstanding Awards shall vest, become immediately exercisable or payable or have all restrictions lifted as may apply to the type of Award and no outstanding Stock Appreciation Right may be terminated, amended, or suspended upon or after a Change in Control; provided, however, that unless otherwise determined by the Committee at the time of award or thereafter, if it is determined that the Net After-Tax Amount to be realized by any Participant, taking into account the accelerated vesting provided for by this Section as well as all other payments to be received by such Participant in connection with such Change in Control, would be higher if Awards did not vest in accordance with this Section, then and to such extent the Awards shall not vest. The determination of whether any such Award should not vest shall be made by a nationally recognized accounting firm selected by Compaq, which shall be instructed to consider that (a) Awards and other forms of compensation subject to vesting upon a Change of Control shall be vested in the order in which they were granted and within each grant in the order in which they would otherwise have vested and (b) unless and to the extent any other plan, arrangement or contract of Compaq pursuant to which any such payment is to be received provides to the contrary, such other payment shall be deemed to have occurred after any acceleration of Awards or other forms of compensation subject to vesting upon a Change of Control.

SECTION 10.  Amendment and Termination.
             -------------------------

(a)     Amendments to the Plan.  The Board may amend, alter, suspend,
        ----------------------
discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement that is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act, for which or with which the Board deems it necessary or desirable to qualify or comply. The Committee also may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

(b)     Amendments to Awards.  The Committee may waive any conditions or
        --------------------
rights under, amend any terms of, suspend, or terminate, any Award, prospectively or retroactively; provided that any waiver, amendment, suspension, or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any outstanding Award shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary.

(c)     Adjustment of Awards Upon the Occurrence of Certain Unusual or
        --------------------------------------------------------------
Nonrecurring Events.  The Committee is hereby authorized to make adjustments
-------------------
in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting Compaq, any Affiliate, or the financial statements of Compaq or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Section 162(m) of the Code, as from time to time amended.

(d)     Cancellation.  Any provision of this Plan or any Notice to the
        ------------
contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award as of the effective date of such cancellation.

(e)     Employee Status Change to Part-Time.  At such time as a full-time
        -----------------------------------
Employee becomes a part-time Employee, on the next vesting date following such status change, the vesting schedule for all Awards previously granted to such employee and not yet vested will be automatically amended to reduce the number of shares vesting each month by one-half during the time that such employee is working on a part-time basis; provided, however, that any Shares that remain unvested three months prior to the expiration of the term of such Award shall vest as of such date three months prior to the expiration of such term.

SECTION 11.     General Provisions.
                ------------------

(a)     Nontransferability.  No Award shall be assigned, alienated, pledged,
        ------------------
attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution; provided, however, that an Award may be transferable, to the extent set forth in the applicable Notice and in accordance with procedures adopted by the Committee.

(b)     No Rights to Awards.  No Employee, Participant or other Person shall
        -------------------
have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(c)     Share Certificates.  All certificates for Shares or other securities
        ------------------
of Compaq or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)     Delegation.  Subject to the terms of the Plan and applicable law, the
        ----------
Committee may delegate to one or more officers or managers of Compaq or any Affiliate, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Employees other than Executive Officers.

(e)     Withholding.  A participant may be required to pay to Compaq or any
        -----------
Affiliate and Compaq or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of Compaq to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise, or payments of any Award.

(f)     Notices.  Each Award hereunder shall be evidenced by a Notice that
        -------
shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g)     No Limit on Other Compensation Arrangements.  Nothing contained in the
        -------------------------------------------
Plan shall prevent Compaq or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h)     No Right to Employment.  The grant of an Award shall not be construed
        ----------------------
as giving a Participant the right to be retained in the employ of Compaq or any Affiliate. Further, Compaq or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Notice.

(i)     No Rights as Stockholder.  Subject to the provisions of the applicable
        ------------------------
Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.

(j)     Governing Law.  The validity, construction, and effect of the Plan and
        -------------
any rules and regulations relating to the Plan and any Notice shall be determined in accordance with the laws of the State of Delaware.

(k)     Severability.  Notwithstanding any other provision or section of the
        ------------
Plan, if any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to such extent necessary to comply with such laws), or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l)     Other Laws.  The Committee may refuse to issue or transfer any Shares
        ----------
or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle Compaq to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to Compaq by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of Compaq, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m)     No Trust or Fund Created.  Neither the Plan nor any Award shall create
        ------------------------
or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Compaq or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Compaq or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Compaq or any Affiliate.

(n)     No Fractional Shares.  No fractional Shares shall be issued or
        --------------------
delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o)     Headings.  Headings are given to the Sections and subsections of the
        --------
Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.


SECTION 12.  Term of the Plan.
             ----------------

(a)     Effective Date.  The Plan shall be effective upon approval by the
        --------------
stockholders of Compaq.

(b)     Expiration Date.  No Incentive Stock Option shall be granted under the
        ---------------
Plan more than ten years after the effective date of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Notice, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

                       COMPAQ COMPUTER CORPORATION

           Annual Meeting of Shareholders to be held April 23, 1998
                 10:00 A.M., Conference Center, Building CCA5
                          Compaq Computer Corporation
                    20555 State Highway 249, Houston, Texas

          This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints Earl L. Mason and J. David Cabello, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of Compaq Computer Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 23, 1998, and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, without limiting the generality of the foregoing, to vote and act on the following matters and in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE NAMED HEREIN AND "FOR" THE APPROVAL OF THE 1998 STOCK OPTION PLAN.

     Shareholders of record at the close of business on February 27, 1998, will be entitled to vote at the Annual Meeting or any adjournments thereof.

     (continued, and to be signed, on the reverse side)

      VOTE VIA TELEPHONE OR THE INTERNET - IT'S QUICK, EASY AND IMMEDIATE Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.  Please note all votes cast via the telphone or the Internet must be cast prior to 5 p.m., April 22, 1998.

TELEPHONE  VOTING:

-    There is NO CHARGE For This Call.     On a Touch Tone Telephone call
     TOLL  FREE  1-888-807-7699  -  24  HOURS  PER  DAY  -  7  DAYS  PER  WEEK
- You will be asked to enter a Control Number which is located above your name and address below.

OPTION #1:  To vote AS THE BOARD OF DIRECTORS RECOMMENDS, PRESS 1.

     Your vote will be confirmed and cast as you directed.  END OF CALL.

OPTION #2:  If you choose to vote ON EACH PROPOSAL SEPARATELY, PRESS 2, You will hear these instructions:

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD YOUR VOTE FROM ALL nominees, press 2; To vote FOR EACH NOMINEE SEPARATELY, press 3.
             Please listen to the instructions  to  cast  your  vote.

     Proposal 2: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1; to vote
                     AGAINST, press 2;  to ABSTAIN, press 3.

      Your vote will be confirmed and cast as you directed.  END OF CALL.

INTERNET  VOTING:

- As with all internet access, usage or server fees must be paid by the user. Visit our Internet voting site at http://www.equiserve.com/proxy/ and
                                         -------------------------------
follow the instructions on your screen. These instructions are similar to those above for telephone voting.

  If you vote via telephone or the Internet, it is not necessary to return your proxy by mail.  THANK YOU FOR VOTING.


The Board of Directors recommends a vote FOR the following Proposals:
                                         ---

1. To elect ten directors of the Company
Nominees: Benjamin M. Rosen, Eckhard Pfeiffer, Lawrence T. Babbio, Jr., Robert Ted Enloe, III, George H. Heilmeier, Peter N. Larson, Kenneth L. Lay, Thomas J. Perkins, Kenneth Roman and Lucille S. Salhany


     FOR ALL          WITHHELD FROM ALL
     NOMINEES              NOMINEES

      [  ]                  [  ]


[  ]
    -----------------------------------
For all nominee(s) except as noted in the space above.


CONTROL NUMBER: ___________


2. To approve the 1998 Stock Option Plan, which provides for the issuance of up to 150 million shares of the Company's Common Stock (50 million shares of which are contingent upon the closing of the pending acquisition of Digital).

     FOR     AGAINST     ABSTAIN

    [   ]     [   ]       [   ]


MARK HERE FOR                    MARK HERE
ADDRESS CHANGE   [   ]           IF YOU PLAN   [   ]
AND NOTE AT LEFT                 TO ATTEND
                                 THE MEETING

Please sign as name appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign with the full corporation name by authorized officer or officers.



Signature:               Date:          Signature:               Date:
          -------------       --------            -------------       --------